Exhibit 10.59
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     First Amendment (the “Amendment”) to Employment Agreement dated as of July 18, 2007 (the “Agreement”) between Scottish Re Group Limited (the “Company”) and George R. Zippel (the “Employee”).
     WHEREAS, the Parties wish to modify and supplement the terms of the Employee’s employment with the Company as hereinafter provided:
     Accordingly, the Parties agree as follows:
     The effective date of this Amendment shall be January 1, 2008.
     The first sentence of Section 2 is amended to read:
          “Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until July 31, 2008.”
     For the calendar year 2007, in addition to the 2007 Bonus provided in Section 4.2 of the Agreement, the Employee shall receive a Bonus in an amount equal to $500,000 that shall be paid no later than the date the 2007 Bonus is payable. The Employee’s cash bonus for the period of January 1, 2008 to July 31, 2008 (“2008 Bonus”) shall be $750,000 and shall be paid not later than August 15, 2008. The 2008 Bonus shall be paid without regard to achievement of performance measures provided Employee has not terminated his employment without Good Reason or been terminated by the Company for Cause prior to the end of the Term.
     The Company shall pay or reimburse the Employee (on a fully grossed-up tax neutral basis) for the Employee’s reasonable attorneys’ fees and costs incurred in connection with advice pertaining to and negotiating this Amendment upon presentation to the Company of bills or invoices for such services and such other supporting information as the Company may reasonably require. Such payment or reimbursement and the corresponding gross-up payment shall be made on no later than fifteen (15) business days following presentation to the Company of the bills or invoices for such services, which bills or invoices must be submitted to the Company no later than June 30, 2008.
     In the event that the Company or any other person takes or threatens to take any action to declare this amended Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided to Employee hereunder, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee’s choice at the expense of the Company as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Whether or not Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys, and related fees and expenses incurred by Employee in connection with any of the foregoing; provided that, in regard to such matters, the Employee has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after delivery of

Employee’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.
Additionally, if it should appear that the Company has failed to comply with any of its obligations under the Agreement as amended, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee’s choice as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. To the extent the Employee prevails on at least one material issue, the Company will pay and be solely financially responsible for any and all reasonable attorneys, and related fees and expenses incurred by Employee in connection with any of the foregoing; provided that, in regard to such matters, the employee has not acted in bad faith. Such payments shall be made within five (5) business days after delivery of Employee’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, which request must be no later than 30 days after the determination has been made that the Employee prevailed on at least one material issue.
     Subpart (b) of Section 5.1 is amended to read:
     “the unpaid portion of any Bonus relating to the calendar year prior to the calendar year of the Employee’s termination and the unpaid pro rata portion of the 2008 Bonus;”
     Section 5.2 is amended to read:
     “5.2 By the Company Without Cause; by the Employee with Good Reason; or at the Expiration of the Term. If (1) during the Term: (i) the Company terminates Employee’s employment without Cause (which may be done at any time without prior notice) or (ii) the Employee terminates his employment for Good Reason (within ninety (90) days following the initial condition giving rise to such Good Reason), upon at least thirty (30) days prior written notice, or (2) the Employee’s employment with the Company terminates at the expiration of the Term pursuant to Section 2, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Parties and not in violation of any applicable laws (the “Release”), the Employee shall be entitled to receive:
          (a) the Accrued Benefits;
          (b) an amount equal to (x) the Employee’s annual Base Salary as of the date of termination plus (y) an amount equal to 75% of the annual Base Salary (the “Severance Amount”), payable in a lump sum, less standard income and payroll tax withholding and other authorized deductions within fifteen (15) days following the effective date of the Release but in no event later than sixty (60) days after the date of termination;
          (c) continued payment of the Employee’s Base Salary for the remainder of the term, payable in accordance with the customary payroll practices of the Company, provided that each payroll payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”);
          (d) if the Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the cost of such continuation coverage (on a fully grossed up tax neutral basis) for the earlier of (x) twelve (12) months or (y) such earlier date that the Employee is covered under another group health plan, subject to the terms of the plans and applicable law;
          (e) if such termination of employment occurs prior to the first (1st) anniversary of a Change in Control, an amount equal to the Retention Bonus, payable pursuant to Section 4.6 above; and
          (f) the Company shall pay or reimburse the Employee (in either case, on a fully grossed up tax neutral basis in accordance with the terms of Section 4.5) for the Employee’s reasonable costs (not to exceed $50,000) associated with relocating the employee and his family and transporting the Employee’s household goods from Bermuda or Charlotte, NC to the Employee’s then principal residence.
     The Company shall have no obligation to provide the benefits set forth above in the event that Employee breaches the provisions of Section 6.”
     Subsection (b) of Section 5.7 is deleted in its entirety.
     The Company shall indemnify the Employee from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action in which there has been a final adjudication that Employee committed a deliberately fraudulent or dishonest act) brought to impose a liability or penalty on the Employee in his capacity of director, officer, employee or agent of the Company or of any other corporation or entity which he serves as such at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees actually and reasonably incurred as a result of such action (such attorneys’ fees to be directly paid by the Company), suit or proceeding, or any appeal thereof to the maximum extent permitted by applicable law. The Company shall provide for the coverage of the Employee under any applicable directors and officers liability insurance policy maintained by the Company, to the same extent and on the same terms that the Company provides such indemnification to officers and directors of the Company with respect to occurrences while Employee is or was an officer or director of the Company. To the extent that any provision in the Company’s indemnification of Employee as set forth herein is inconsistent with any provision of the Indemnification Agreement between the Company and the Employee dated as of July 18, 2007, the provision that is most protective of Employee shall control.
     In each instance in which a term or provision of this Amendment shall contradict or be inconsistent with a term and provision of the Agreement, the term or provision contained in this Amendment shall govern and prevail and the contradicted and inconsistent term or provision of the Agreement shall be deemed amended accordingly.
     As hereby amended and supplemented, the Agreement remains in full force and effect.
     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE
/s/ George R. Zippel	2/27/08

SCOTTISH RE GROUP LIMITED
By:	/s/ Paul Goldean
	Name:	PAUL GOLDEAN
Title CHIEF ADMINISTRATIVE OFFICER 02/27/08

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